Exhibit 99.4

CONSENT OF WAI MAN RAYMOND CHEUNG

iOThree Limited intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

January 24, 2024	/s/ Wai Man Raymond Cheung
Wai Man Raymond Cheung